VENABLE, BAETJER AND HOWARD
                                ATTORNEYS AT LAW
                     1800 Mercantile Bank & Trust Building
                                     Plaza
                           Baltimore, Maryland 21201


                                                                January 18, 1980


Seward & Kissel
63 Wall Street
New York, New York  10005


Dear sirs:

          We have acted as Maryland counsel for Short Term Income Fund, Inc., a Maryland corporation (the Company), in connection with the organization of the Company and the issuance of shares of its Common Stock.

          As Maryland counsel for hte Company we have examined its Charter, its By-Laws, its Prospectus included in its Registration Statement on Form N-1, and have examined and relied upon such corporate records of the Comp[any and other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

          Based on such examination, we are of the opinion that:

          1. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland.

          2. The 100,000 shares of presently issued and outstanding Common Stock of the company hve been validly and legally issued and are full paid and non-assessable shares of Common Stock of the Company under the laws of the State of Maryland.

          3. The balance of the shares of Common Stock of the

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Seward & Kissel
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     Company to be offered for sale pursuant to the Prospectus contained in said
     Registration Statement are duly authorized and unissued shares, and when such shares have been duly sold, issued and paid for as contemplated in the Prospectus, such shares will have been validly and legally issued ans will be full paid and non assessable shares of Common Stock of the Company under the laws of the State of Maryland (assuming that the sale price of each share is not less than the par value thereof).

          This letter expresses our opinion as to the Maryland General corporation Law governing matters such as due incorporation and the authorization and issuance of stock, but does not extend to the securitis or "Blue Sky" laws of maryland or to federal securities or other laws.

          You may rely upon our foregoing opinion in redering your opinion to the Company which is to be filed as an exhibit to the Registration Statement.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the REgistration Statement and to the reference to our firm under the caption "Counsel and Auditors" in the related Prospectus included therein.

                                                   Very truly yours,

                                                 /s/ Venable, Baetjer and Howard